Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Paramount Gold Nevada Corp. of our report dated September 18, 2017 with respect to the consolidated financial statements of Paramount Gold Nevada Corp. for the year ended June 30, 2017. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

Yours truly,

MNP LLP

Vancouver, Canada

July 26, 2018